Exhibit 15

December 30, 2025

The Board of Directors and Stockholders of Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

We are aware that our reports dated October 29, 2025, on our review of interim financial information of Microsoft Corporation appearing in Microsoft Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 are incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington